Exhibit 99.1

NEWS…	Contact:	Bill Allen
July 21, 2005		Lisa Hathcoat
FOR IMMEDIATE RELEASE		(813) 282-1225

OUTBACK STEAKHOUSE, INC.
REPORTS SECOND QUARTER RESULTS

Tampa, Florida, July 21 --- Outback Steakhouse, Inc. (NYSE: OSI) today reported that net income for the three months ended June 30, 2005 was $40,405,000, equal to $0.53 per share (diluted), compared with $43,311,000 or $0.56 per share (diluted) for the same period in 2004. Net income for the three months ended June 30, 2005 includes a pretax impairment charge of $7,581,000 as discussed below. Revenues for the quarter increased by -13.8% to $915,789,000, compared with $804,760,000 during the same quarter last year.
System-wide sales grew by 13.1% for the quarter compared with the respective period in 2004. System-wide sales is a non-GAAP financial measure that includes sales of all restaurants operating under the Company’s brand names, whether the Company owns them or not. The two components of system-wide sales, including those of Outback Steakhouse, Inc. and those of franchisees and development joint ventures, are provided in the following supplemental tables.
As a result of renegotiating the terms of a licensing agreement associated with certain of its non-restaurant related assets, the Company assessed the recoverability of the carrying value of those assets and determined that an impairment charge of $7,581,000 was necessary to record such assets at their net realizable value.
Comparable store sales and average unit volumes for the Company’s restaurant brands for the quarter ended June 30, 2005 compared to the same quarter in 2004 changed by approximately:
Quarter ended June 30, 2005	Company-owned	Franchised and development joint venture		System-wide
Domestic comparable store sales (stores open 18 months or more)
Outback Steakhouses	-0.9%	1.5%		-0.6%
Carrabba’s Italian Grills	8.3%	N/A		8.3%
Fleming’s Prime Steakhouse and Wine Bars	13.2%	N/A		13.2%
Roy’s	5.8%	N/A		5.8%
Bonefish Grills	2.9%	0.7%	(1)	2.7%
Domestic average unit volumes
Outback Steakhouses	-1.3%	2.5%		-0.8%
Carrabba’s Italian Grills	5.5%	N/A		5.5%
Fleming’s Prime Steakhouse and Wine Bars	4.0%	N/A		4.0%
Roy’s	9.3%	N/A		9.3%
Bonefish Grills	1.6%	-2.1%	(1)	1.5%
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(1)	Represents three restaurants for comparable store sales and four restaurants for average unit volumes.

The Company will conduct a conference call today, Thursday, July 21 at 8:30 a.m. Eastern Daylight Time, to discuss its financial results for the quarter ended June 30, 2005. The discussion will be carried live on the Internet and can be accessed via the Company’s website at http://investors.outback.com or at http://www.outback.com under the Company Info, Investor Relations links. Replay of the conference call via the Internet will be available shortly after the event at the same location.
Certain statements that may be made during the earnings call related to this release are forward-looking statements. Forward-looking statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, price and availability of commodities, such as beef, chicken, shrimp, pork, seafood, dairy, potatoes, onions and energy supplies, which are subject to fluctuation and could increase or decrease more than the Company expects; inflation; changes in consumer tastes and the level of acceptance of the Company's restaurant concepts (including consumer acceptance of price increases); consumer perception of food safety; local, regional, national and international economic conditions; the seasonality of the Company’s business; demographic trends; the cost of advertising and media; and government actions and policies. Further information on potential factors that could affect the financial results of Outback Steakhouse, Inc. are included in its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K and other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this press release.
The Company’s restaurant system operates in 50 states and 21 countries internationally.

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STATEMENTS OF OPERATIONS
(in thousands, except for per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
		(restated) (1)		(restated) (1)
Revenues
Restaurant sales	$910,120	$800,260	$1,800,161	$1,589,473
Other revenues	5,669	4,500	10,750	9,011
Total revenues	915,789	804,760	1,810,911	1,598,484
Costs and expenses
Cost of sales	331,936	302,029	657,106	594,466
Labor and other related	219,647	191,598	431,851	379,492
Other restaurant operating	191,571	163,060	370,453	320,865
Distribution expense to employee partners, excluding
stock expense	23,550	19,259	46,037	37,782
Employee partner stock buyout expense	2,213	2,318	4,475	4,397
Depreciation and amortization	30,892	24,845	60,342	49,322
General and administrative	41,926	32,809	82,051	65,056
Provision for impaired assets and restaurant closings (2)	7,679	-	8,455	-
Income from operations of unconsolidated affiliates	4	(407)	101	(660)
	849,418	735,511	1,660,871	1,450,720
Income from operations	66,371	69,249	150,040	147,764
Other income (expense), net	(89)	(216)	(1,023)	(1,089)
Interest income	450	278	818	610
Interest expense	(1,513)	(694)	(2,671)	(1,399)
Income before elimination of minority partners' interest and
provision for income taxes	65,219	68,617	147,164	145,886
Elimination of minority partners' interest	2,962	2,674	6,390	6,842
Income before provision for income taxes	62,257	65,943	140,774	139,044
Provision for income taxes	21,852	22,632	49,411	47,902
Net income	$40,405	$43,311	$91,363	$91,142

Basic earnings per share	$0.55	$0.58	$1.24	$1.23
Basic weighted average shares outstanding	74,001	74,289	73,901	74,388

Diluted earnings per share	$0.53	$0.56	$1.19	$1.17
Diluted weighted average shares outstanding	76,925	77,983	76,965	78,204
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(1)
Restated from previously reported financial statements to reflect certain adjustments for lease accounting as discussed in Note 1 to the Consolidated Financial Statements of Item 8: Financial Statements and Supplementary Data in the Company’s 2004 Form 10-K.

(2)   Includes an impairment charge of $7,581 for non-restaurant assets.

SUPPLEMENTAL BALANCE SHEET INFORMATION (in millions):	As of June 30, 2005
Cash	$68
Working capital	(139)
Current portion of long-term debt	56
Long-term debt (1)	115
__________________
(1)	Includes $30 million of debt owed by a franchisee of the Company which is due December 31, 2008, and for which the Company provides a guarantee.

	Three months ended		Six months ended
	June 30,		June 30,
OUTBACK STEAKHOUSE, INC. RESTAURANT SALES (in millions):	2005	2004	2005	2004
Outback Steakhouse restaurants
Domestic	$574	$561	$1,148	$1,120
International	63	39	121	73
Total	637	600	1,269	1,193
Carrabba's Italian Grills	147	122	285	241
Other restaurants	126	78	246	155

Total Company-owned restaurant sales	$910	$800	$1,800	$1,589

The following information presents sales for both the franchised and unconsolidated development joint venture restaurants. These are stores that are not owned by the Company and from which the Company only receives a franchise royalty or a portion of their total income. Management believes that franchise and unconsolidated development joint venture sales information is useful in analyzing Company revenues because franchisees and affiliates pay service fees and/or royalties that generally are based on a percent of sales. Management also uses this information to make decisions about future plans for the development of additional restaurants and new concepts as well as evaluation of current operations.
These sales do not represent sales of Outback Steakhouse, Inc., and are presented only as an indicator of the changes in the restaurant system, which management believes is important information regarding the health of the Company’s restaurant brands.

	Three months ended		Six months ended
	June 30,		June 30,
FRANCHISE AND DEVELOPMENT JOINT VENTURE SALES (in millions):	2005	2004	2005	2004
Outback Steakhouse restaurants
Domestic	$93	$88	$182	$174
International	27	22	56	44
Total	120	110	238	218
Other restaurants	3	3	6	6

Total franchise and development joint venture sales (1)	$123	$113	$244	$224
Income from franchise and development joint ventures (2)	$5	$4	$9	$8
__________________
(1)	Franchise and development joint venture sales are not included in our Company revenues as reported in our Consolidated Statements of Income.
(2)	Represents the franchise royalty and portion of total income included in our Consolidated Statements of Income in the line items Other revenues or Income from operations of unconsolidated affiliates.

RESTAURANTS IN OPERATION AS OF JUNE 30:	2005	2004
Outback Steakhouses
Company-owned - domestic	656	637
Company-owned - international	82	63
Franchised and development joint venture - domestic	104	100
Franchised and development joint venture - international	55	52
Total	897	852
Carrabba's Italian Grills
Company-owned	184	159
Bonefish Grills
Company-owned	72	39
Franchised	4	4
Total	76	43
Fleming’s Prime Steakhouse and Wine Bars
Company-owned	32	24
Roy’s
Company-owned	19	18
Cheeseburger in Paradise
Company-owned	17	5
Paul Lee's Chinese Kitchens
Company-owned	3	-
Lee Roy Selmon’s
Company-owned	2	2

System-wide total	1,230	1,103